Exhibit (d)(5)

First American Funds, Inc.

Exhibit A to Investment Advisory Agreement

Effective June 30, 2015

Portfolio	Effective Date of Investment Advisory Agreement	Annual Advisory Fee as a Percentage of Average Daily Net Assets
Prime Obligations Fund	January 20, 1995	0.10%
Government Obligations Fund	January 20, 1995	0.10%
Treasury Obligations Fund	January 20, 1995	0.10%
Tax Free Obligations Fund	October 8, 1997	0.10%
U.S. Treasury Obligations Fund	October 25, 2004	0.10%
Retail Prime Obligations Fund	June 30, 2015	0.10%